Exhibit 10.1

EXECUTION VERSION

February 8, 2011

Christopher A. White
BY HAND

Dear Chris:

This Separation and Release Agreement (this “Agreement”) confirms the following understandings and agreements between Cowen Group, Inc. (the “Company”) and Christopher A. White (hereinafter referred to as “you” or “your”).  Reference is made to that certain Employment Agreement by and between you and LexingtonPark Parent Corp. (n/k/a Cowen Group, Inc.) dated as of July 10, 2009, as amended on December 8, 2009 and July 19, 2010 (the “Employment Agreement”).  Capitalized terms not otherwise defined herein shall have the meaning ascribed to such term in the Employment Agreement.

In consideration of the promises set forth herein, you and the Company agree as follows:

1.             Opportunity for Review; Acceptance.  You have until March 1, 2011  (the “Review Period”) to review and consider this Agreement.  To accept this Agreement, and the terms and conditions contained herein, prior to the expiration of the Review Period, you must execute and date this Agreement where indicated below and return the executed copy of the Agreement to the Company, to the attention of Owen Littman.  Notwithstanding anything contained herein to the contrary, this Agreement will not become effective or enforceable for a period of seven (7) calendar days following the date of its execution (the “Revocation Period”), during which time you may revoke your acceptance of this Agreement by notifying Owen Littman, in writing.  To be effective, such revocation must be received by the Company no later than 5:00 p.m. on the seventh (7th) calendar day following its execution.  Provided that the Agreement is executed and you do not revoke it, the eighth (8th) day following the date on which this Agreement is executed shall be its effective date (the “Effective Date”).  In the event of your failure to execute and deliver this Agreement prior to the expiration of the Review Period, or otherwise revoke this Agreement during the Revocation Period, this Agreement will be null and void and of no effect, and the Company will have no obligations hereunder.

2.             Employment Status and Separation Payments.

(a)           Employment Status. You acknowledge your separation from employment with the Company and its direct and indirect parent(s), subsidiaries, and affiliates (collectively, with the Company, the “Company Group”) effective as of February 18, 2011 (the “Termination Date”), and after the Termination Date you will not represent yourself as being an employee, officer, agent or representative of the Company or any other member of the Company Group.  The parties hereto acknowledge and agree that your termination of employment will be deemed a termination by you upon resignation for Good Reason pursuant to Section 5(a) of the Employment Agreement.

(b)           Severance Payments.  The parties hereto acknowledge and agree that, following the Termination Date, you shall be entitled to the payments and benefits set forth in Section 5(a) of the Employment Agreement, subject to the terms and conditions set forth therein, including the following: (i) the vesting of the 8,140 unvested shares of restricted common stock granted to you on February 2, 2009, (ii) the vesting of the 6,175 unvested shares of restricted common stock granted to you on January 25, 2008, (iii) the vesting of the 9,609 unvested shares of restricted common stock granted to you on July 12, 2006, (iv) the vesting of the 68,682 unvested RSUs granted to you on December 2, 2009, (v) the vesting of the 115,533 unvested RSUs granted to you on November 2, 2009, (vi) the vesting of the 24,169 unvested RSUs granted to you on February 9, 2010, (vii) the continued opportunity to exercise the 19,276 vested options granted to you on July 12, 2006 until the original expiration date, and (viii) the right to receive the remaining cash payments under the deferred cash award granted to you on February 2, 2009.

(c)           2010 Annual Bonus.  You shall also be entitled to receive your annual bonus for the calendar year ending December 31, 2010 as determined by the Company (“2010 Annual Bonus”), payable in accordance with the prevailing Company bonus policies and the deferred compensation grid.  The cash portion of the 2010 Annual Bonus is subject to applicable tax and payroll deductions, and shall be payable at the same time all other Company bonuses are paid, but no later than March 15, 2011.  The equity portion of the 2010 Annual Bonus shall vest immediately upon the grant date, but shall settle in accordance with the schedule set forth therein, which shall be consistent with the vesting dates for the equity awards being paid to the Company’s other employees in connection with 2010 compensation.

(d)           Benefits.  All of your benefits, except your disability insurance, shall cease on February 28, 2011.  Your disability insurance ends on your last day of active service.  Early in the month following your effective date of termination, you shall receive a package from our third-party healthcare vendor, which contains important benefits information, including your right to elect COBRA continuation (health) coverage.  In addition to the foregoing, and in exchange for execution of this Agreement, provided you timely elect continuation coverage of your health insurance under COBRA, the Company will pay the full cost of the premiums for such continuation of coverage through May 31, 2011, or until you are eligible to be covered under another group health insurance plan, whichever occurs earlier.  You will need to submit the paperwork you will receive under separate cover from our third party healthcare vendor, or register online, to participate in this coverage.  Our third party healthcare vendor will also provide you with information regarding the premium that will be charged to you for COBRA continuation coverage, including any changes to the premium during your period of continuation coverage.  Your contributions to, and participation in, the Company’s 401(k) Plan will cease as of your effective date of termination.  If you have any questions you should contact Kim Andolina at (646) 562-1705.

(e)           Separation Payments.  On the first regular payroll date following the Effective Date, in consideration of your release and waiver of claims set forth in paragraph 3 below, and subject to your execution and non-revocation of this Agreement, you shall be entitled to receive a lump sum cash payment in an amount equal to $100,000 (less any applicable withholding) (the “Cash Consideration”). In addition, fifty percent (50%) of your Carried Interest in the CHRP Fund awarded to you pursuant to the 2009 Carried Interest Equivalent Award Agreement (the “Carried Interest Equivalent Award Agreement”) dated as of August 7, 2009 shall continue to vest in accordance with the terms of the Carried Interest Equivalent Award Agreement (the “Carry Consideration” and together with the Cash Consideration, the “Consideration”). The remaining fifty percent (50%) of your unvested Carried Interest pursuant to the Carried Interest Equivalent Award Agreement shall be forfeited and neither you nor any of your successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such unvested Carried Interest.

(f)            You acknowledge and agree that the payment(s) and other benefits provided pursuant to this paragraph 2 are in full discharge of any and all liabilities and obligations of the Company or any other member of the Company Group to you, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under any alleged written or oral employment agreement, policy, plan or procedure of the Company or any other member of the Company Group and/or any alleged understanding or arrangement between you and the Company or any other member of the Company Group (other than claims for accrued and vested benefits under an employee benefit, insurance, or pension plan of the Company or any other member of the Company Group (excluding any employee benefit plan providing severance or similar benefits), subject to the terms and conditions of such plan(s)).

3.             Release and Waiver of Claims.

(a)           As used in this Agreement, the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses and liabilities, of whatsoever kind or nature, in law, equity or otherwise.

(b)           For and in consideration of the payments and benefits described in paragraph 2 above, and other good and valuable consideration, you, for and on behalf of yourself and your heirs, administrators, executors and assigns, effective the date hereof, do fully and forever release, remise and discharge each member of the Company Group and their successors and assigns, together with their respective officers, directors, partners, shareholders, employees and agents (collectively, and with the Company, the “Company Parties”) from any and all claims whatsoever up to the date hereof which you had, may have had, or now have against the Company Parties, whether known or unknown, for or by reason of any matter, cause or thing whatsoever, including any claim arising out of or attributable to your employment or the termination of your employment with the Company, whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel or slander, or under any federal, state or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability or sexual orientation.  This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family Medical Leave Act, and the Equal Pay Act, each as may be amended from time to time, and all other federal, state and local laws, the common law and any other purported restriction on an employer’s right to terminate the employment of employees.  The parties intend the release contained herein to be a general release of any and all claims to the fullest extent permissible by law.

(c)           You acknowledge and agree that as of the date you execute this Agreement, you have no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraph.

(d)           By executing this Agreement, you specifically release all claims relating to your employment and its termination under ADEA, a United States federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.

(e)           Notwithstanding the foregoing, nothing in this Agreement shall be a waiver of: (i) your rights with respect to payment of amounts under this Agreement (including, the payments and benefits set forth in paragraph 2 herein), (ii) your right to benefits due to terminated employees under any employee benefit plan of the Company or any other member of the Company Group in which you participated (excluding any severance or similar plan or policy), in accordance with the terms thereof (including you rights to elect COBRA coverage), (iii) any claims that cannot be waived by law including, without limitation any claims filed with the Equal Employment Opportunity Commission, the U.S. Department of Labor, or claims under the ADEA that arise after the date of this Agreement; or (iv) your right of indemnification as provided by, and in accordance with the terms of, the Company’s by-laws or a Company insurance policy providing such coverage, as any of such may be amended from time to time.

(f)            You acknowledge and agree that by virtue of the foregoing, you have waived any relief available to you (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in this paragraph 2.  Therefore you agree that you will not accept any award or settlement from any source or proceeding (including but not limited to any proceeding brought by any other person or by any government agency) with respect to any claim or right waived in this Agreement.

4.             Knowing and Voluntary Waiver.  You expressly acknowledge and agree that you:

(a)           Are able to read the language, and understand the meaning and effect, of this Agreement;

(b)           Have no physical or mental impairment of any kind that has interfered with your ability to read and understand the meaning of this Agreement or its terms, and that you are not acting under the influence of any medication, drug or chemical of any type in entering into this Agreement;

(c)           Are specifically agreeing to the terms of the release contained in this Agreement because the Company has agreed to pay you the Consideration, which the Company has agreed to provide because of your agreement to accept it in full settlement of all possible claims you might have or ever had, and because of your execution of this Agreement;

(d)           Acknowledge that but for your execution of this Agreement, you would not be entitled to the Consideration;

(e)           Understand that, by entering into this Agreement, you do not waive rights or claims under ADEA that may arise after the date you execute this Agreement;

(f)            Had or could have the entire Review Period in which to review and consider this Agreement, and that if you execute this Agreement prior to the expiration of the Review Period, you have voluntarily and knowingly waived the remainder of the Review Period;

(g)           Were advised to consult with your attorney regarding the terms and effect of this Agreement; and

(h)           Have signed this Agreement knowingly and voluntarily.

5.             No Suit.  You represent and warrant that you have not previously filed, and to the maximum extent permitted by law agree that you will not file, a complaint, charge or lawsuit against any of the Company Parties regarding any of the claims released herein.  If, notwithstanding this representation and warranty, you have filed or file such a complaint, charge or lawsuit, you agree that you shall cause such complaint, charge or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge or lawsuit, including without limitation the attorneys’ fees of any of the Company Parties against whom you have filed such a complaint, charge, or lawsuit.

6.             No Re-Employment.  You hereby agree to waive any and all claims to re-employment with the Company or any other member of the Company Group.  You affirmatively agree not to seek further employment with the Company or any other member of the Company Group.

7.             Successors and Assigns.  The provisions hereof shall inure to the benefit of your heirs, executors, administrators, legal personal representatives and assigns and shall be binding upon your heirs, executors, administrators, legal personal representatives and assigns and the Company’s successors and assigns.

8.             Severability.  If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect.  The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

9.             Non-Disparagement.  You agree that you will make no disparaging or defamatory comments regarding any member of the Company Group or their respective current or former directors or officers in any respect or make any comments concerning any aspect of your relationship with any member of the Company Group or the conduct or events which precipitated your resignation of employment from any member of the Company Group.  Your obligations under this paragraph 9 shall not apply to disclosures required by applicable law, regulation or order of a court or governmental agency. The Company agrees to instruct its directors, officers, and key employees not to make any disparaging or defamatory remarks against you regarding any aspect of your relationship with any member of the Company Group or any conduct or events which precipitated your resignation of employment from any member of the Company Group.

10.           References.  In accordance with its policy on employment references, Cowen will provide prospective employers with its standard verification of employment data.  Specifically, Cowen shall confirm your dates of employment and the position held at the time of separation.  All requests must be in writing and addressed to Cowen’s Human Resources Department located in New York City.

11.           Cooperation.

(a)           You agree that you will provide reasonable cooperation to the Company and/or any other member of the Company Group and its or their respective counsel in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during your employment in which you were involved or of which you have knowledge.  The Company agrees to reimburse you for reasonable out-of-pocket expenses incurred at the request of the Company with respect to your compliance with this paragraph.

(b)           You agree that, in the event you are subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony or provide documents (in a deposition, court proceeding or otherwise) which in any way relates to your employment by the Company and/or any other member of the Company Group, you will give prompt notice of such request to Owen Littman (or his/her successor or designee) and will make no disclosure until the Company and/or the other member of the Company Group have had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

12.           Confidential Information and Non-Solicitation.  You acknowledge and agree that you shall continue to be subject to the restrictive covenants contained in Sections 7 and 9 of the Employment Agreements following the Termination Date in accordance with their terms.

13.           Return of Property.  You agree that you will promptly return to the Company all property belonging to the Company and/or any other member of the Company Group, including but not limited to all proprietary and/or confidential information and documents (including any copies thereof) in any form belonging to the Company, cell phone, Blackberry, beeper, keys, card access to the building and office floors, Employee Handbook, phone card, computer user name and password, disks and/or voicemail code.  You further acknowledge and agree that the Company shall have no obligation to provide the Consideration referred to in paragraph 2 above unless and until you have satisfied all your obligations pursuant to this paragraph.

14.           Non-Admission.  Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of you or any member of the Company Group.

15.           Entire Agreement.  This Agreement constitutes the entire understanding and agreement of the parties hereto regarding the termination of your employment.  This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement.

16.           Governing Law; Jurisdiction.  EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH FEDERAL LAW AND THE LAWS OF THE STATE OF NEW YORK, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE.  EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN

CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT.

**           *

We wish you well in your future endeavors.

Yours very truly,

COWEN GROUP, INC.

By:	/s/ Jeffrey M. Solomon

Accepted and Agreed to as of this 8th day of February, 2011:

/s/ Christopher A. White
Christopher A. White